NEWS FROM [SAFECO LOGO] SAFECO(R)

CONTACTS:
SAFECO Corporation, Seattle
Patricia Hillis, 206/545-5771

Washington Mutual Inc., Seattle
Bill Ehrlich, 800/228-9268 or 206/461-2204
JoAnn DeGrande, 206/461-3186

                          SAFECO AND WASHINGTON MUTUAL
                           SIGN DISTRIBUTION AGREEMENT

SEATTLE--(September 3, 1997)--Two of the Northwest's leading financial services companies, SAFECO Corporation (NASDAQ: SAFC) and Washington Mutual Inc. (NASDAQ:
WAMU), jointly announced today the formation of a strategic alliance to distribute SAFECO annuities through Washington Mutual's multi-state banking network. As part of the alliance, SAFECO will acquire Washington Mutual's insurance subsidiary, WM Life Insurance Company. The acquisition is expected to be completed in the fourth quarter. The overall transaction is valued at $140 million.

Talbot Financial Corporation, a SAFECO subsidiary, will play a major role in the new alliance. Talbot, based in Albuquerque, N.M., will provide training, marketing assistance and other annuity distribution and consulting services for Washington Mutual's consumer banking (retail branch) network, which spans six western states and Florida.

"This agreement creates a dynamic new alliance between two of the most respected firms in the financial services industry," said Bob Dickey, President and Chief Operating Officer of SAFECO Corporation. "We believe that Washington Mutual will become an important new distribution channel for SAFECO's annuity and related insurance products."

Kerry Killinger, Washington Mutual's Chairman, President and Chief Executive Officer, said that his company's customers will benefit from the addition of SAFECO's annuity products.

"Annuities are an important part of our overall product mix," Killinger said. "This agreement will allow Washington Mutual to take full advantage of its strength as a successful marketer and distributor of financial products and services."

                                    --more--




SAFECO  Corporation  o Public  Relations  o SAFECO  Plaza o Seattle,  Washington
98185

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SAFECO AND WASHINGTON MUTUAL, page 2

Seattle-based WM Life, which was formed by Washington Mutual in 1986, had assets of $1.1 billion as of June 30, 1997. It will become a subsidiary of SAFECO Life Insurance Company based in Redmond, Wash.

The distribution agreement and sale of WM Life have been approved by the boards of directors of both companies. It requires the approval of state insurance regulators and federal antitrust regulators.

Founded in 1923 as the General Insurance Company of America, SAFECO today is one of the largest diversified financial corporations in the country with more than $20 billion in assets. Property and casualty insurance was SAFECO's original business and remains its largest operation. In addition, SAFECO engages in surety, real estate investment and management and commercial credit, as well as life and health insurance and asset management. SAFECO is headquartered in Seattle with major offices in Redmond, Atlanta, St. Louis, Denver and Fountain Valley, Calif. SAFECO expects to close its $3 billion acquisition of American States Financial Corporation on October 1, 1997.

With a history dating back to 1889, Washington Mutual is a regional financial services company that provides a diversified line of products and services to consumers and small-to-mid-sized businesses. At July 31, 1997, Washington Mutual and its subsidiaries had consolidated assets of $93.6 billion. The subsidiaries provide consumer and commercial banking services, securities brokerage, mutual fund management, property/casualty and life insurance sales, and underwriting for insurance annuities, and collectively operate more than 1,600 offices in 38 states.

                                     --end--


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